Exhibit (d)

E U R O P E A N    I N V E S T M E N T    B A N K

PLEDGE AGREEMENT

between

THE EUROPEAN INVESTMENT BANK

(as Pledgee)

and

BANCO SANTANDER, S.A.

GRUPO EMPRESARIAL SANTANDER, S.L.

(as Pledgors)

Luxembourg and Madrid, 5th December 2012

BETWEEN:

The EUROPEAN INVESTMENT BANK, having its seat at 100 boulevard Konrad Adenauer, Luxembourg, Grand Duchy of Luxembourg, represented by Mr. Fernando Torija and Mr. Ignacio Lacorzana, duly authorised representatives

hereinafter called	the “BANK” or the “PLEDGEE”

of the first part, and

BANCO SANTANDER, S.A., incorporated under the laws of Spain, having its registered office in Santander (Spain), Paseo de la Pereda 9-12, with tax identification number (CIF) A-39000013, represented by Mr. José Antonio Soler Ramos, duly authorised representative

hereinafter called	“SANTANDER”

and

GRUPO EMPRESARIAL SANTANDER, S.L, incorporated under the laws of laws of Spain, having its registered office in Ciudad Grupo Santander, Avenida de Cantabria, s/n, 28660 Boadilla del Monte, Madrid, (Spain) with tax identification number B-82077744, represented by Mrs. Ana Cueto Gómez and Mrs. Carmen Alonso Peña, duly authorised representatives

hereinafter called	“GES”

of the second part.

(hereinafter, GES and SANTANDER, the “PLEDGORS”)

WHEREAS:

1.	The BANK and SANTANDER have entered into several finance contracts and guarantee contracts for securing different finance contracts entered into by the BANK and other counterparts, in connection with different Projects. The BANK has also subscribed covered bonds issued by SANTANDER and the BANK and SANTANDER have entered into put and call option agreements on those covered bonds.

2.	The PLEDGORS, acting on a joint and several basis, have agreed to grant a pledge over the Collateral (as such term is defined below) in favour of the BANK as security for the performance of the obligations of SANTANDER deriving from the contracts and financial instruments referred to in Whereas 1 in the form of a pledge over securities deposited or registered with Euroclear Bank S.A. (“Euroclear Bank”). In consideration of the establishment of this pledge, GES has received from SANTANDER, benefits commensurate to GES undertakings and exposure hereunder and this pledge is granted, among others, by reason of such benefits (but GES agrees that the absence or inadequacy of such benefits would not affect the validity of this pledge).

3.	Furthermore, since in the future SANTANDER may have to provide security to the BANK in connection with other existing or future finance contracts, guarantee contracts, covered bonds and securitisation bonds and option agreements related thereto and other exposures, the Parties have agreed that the pledge granted hereby shall secure not only the obligations deriving from existing contracts and instruments as mentioned in Whereas 1 but also any other Secured Obligations as the Parties may agree from time to time (as such term is defined below).

4.	The BANK is a participant in Euroclear System, a securities custody and clearing system operated in Brussels by Euroclear Bank and has opened the Collateral Securities Account and Collateral Cash Account in the Euroclear System in accordance with the Single Pledgor Pledged Account Terms and Conditions (as such terms are defined below).

5.	For the purposes of this pledge, GES will operate through the Collateral Giver Account (as this term is defined below) opened by SANTANDER. Accordingly, SANTANDER, the BANK and Euroclear Bank have entered into a Collateral Service Agreement (“CSA”, as such term is defined below) under which Euroclear Bank serves as service agent. The Parties have opted for “AutoSelect Processing” (as such term is defined below) pursuant to Annex II of the CSA.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

ARTICLE 1

Definitions

1.01	Terms defined in the Finance Contracts or the Guarantee Contracts

Terms defined in the Finance Contracts, the Guarantee Contracts and documents including Other Exposures and not otherwise defined herein shall have the same meaning when used herein.

1.02	Other terms

“Affiliate” has the meaning set out under Rule 144(a)(1) of the United States Securities Act of 1933, as amended.

“Agreement” means this pledge agreement entered into by and between the BANK and the PLEDGORS;

“AutoSelect Processing” has the meaning set out in the CSA Operating Procedures;

“Business Day” means a day on which the BANK, Euroclear Bank and the PLEDGORS are open for conducting all or substantially all of their business functions in their offices in Luxembourg, Brussels and Madrid respectively;

“Collateral” means the Collateral Securities and Collateral Cash from time to time;

“Collateral Accounts” means the Collateral Securities Account and the Collateral Cash Account;

“Collateral Cash” means “Collateral Cash” as defined in the CSA;

“Collateral Cash Account” means the account with number 41627 opened in the Euroclear System in the name of the BANK, associated with the Collateral Securities Account (including any credit or debit balance which may at any time appear in such account), to which the Collateral Cash shall be credited from time to time;

“Collateral Cash’s Value” means at any relevant time the Margined Value of the Collateral Cash;

“Collateral Securities” means “Collateral Securities” as defined in the CSA;

“Collateral Securities Account” means the account with number 41627 opened in the Euroclear System in the name of the BANK, to which the Collateral Securities shall be credited from time to time;

“Collateral Securities’ Value” means at any relevant time the Margined Value of the Collateral Securities;

“Collateral Giver’s Account” means the account with number 42791 opened in the Euroclear System in the name of SANTANDER;

“Collateral Value” means at any relevant time the Collateral Securities’ Value expressed in Euro;

“Confirmation Date” means the date of this Agreement and each 31 March, 30 June, 30 September and 31 December in each year for as long as Restricted Securities are pledged under this Agreement;

“CSA” means the Collateral Service Agreement entered into on or about the date hereof between SANTANDER as Collateral Giver, the BANK as Collateral Taker and

Euroclear Bank, including Euroclear’s Collateral Service Agreement Terms and Conditions and Collateral Service Agreement Operating Procedures as modified from time to time;

“Depositary” means JPM Morgan Chase Bank, N.A.

“Depositary Confirmation” means the confirmation issued by the Depositary in the form attached as Annex II.

“Eligible Cash” has the meaning set out in the CSA;

“Eligible Securities” has the meaning set out in the CSA. For the avoidance of doubt, a security will only be an Eligible Security provided that the nominal value of such security is equal to or higher than EUR 200,000;

“Eligible Collateral” means the Eligible Securities and Eligible Cash from time to time;

“Equivalent Securities” two or more Eligible Securities that will be considered “equivalent securities” if they have the same ISIN number;

“Euro Equivalent” means the Euro equivalent of an amount in a currency other than Euro calculated in accordance with Article 6 of this Agreement;

“Euroclear Bank” means Euroclear Bank SA/NV;

“Euroclear System” shall have the meaning assigned to it in the Terms and Conditions Governing Use of Euroclear;

“Financial Collateral Law” means the Belgian law of 15 December 2004 on financial collateral arrangements, as amended from time to time;

“Finance Contracts” means the finance contracts entered into between the BANK and SANTANDER as listed in Part 1 of Schedule B, as such list may be amended pursuant to Article 2.05;

“Guarantee Contracts” means the guarantees issued by SANTANDER for the benefit of the BANK as listed in Part 2 of Schedule B, as such list may be amended pursuant to Article 2.05;

“NY Counsel” means Davis Polk & Wardwell LLP or its successor;

“NY Counsel Confirmation” means the confirmation issued by NY Counsel in the form attached as Annex I.

“NY Counsel Opinion” means the legal opinion to be issued by NY Counsel and addressed to the Depositary of the Restricted Securities in the form attached to Annex I.

“Margined Value” has the meaning set out in the CSA Operating Procedures;

“Maximum Guaranteed Amount” means in respect of each of the Guarantee Contracts listed in Part 2 a) of Schedule B (Capped Guarantee Contracts), as such list may be amended pursuant to Article 2.05, the maximum amount covered under the relevant Guarantee Contract resulting from applying the Participation percentage to the amount resulting from applying the Maximum Guaranteed Percentage (as determined in Part 2 a) of Schedule B) to the Outstanding Amount of the Guaranteed Loan in question;

“Minimum Collateral Value” means the aggregate of all Minimum Single Currency Collateral Values, as calculated and determined by the BANK at the time of such calculation.

“Minimum Collateral Value for each Finance Contract” means the percentage of collateral indicated under Schedule B for each Finance Contract multiplied by the higher of:

(a)	Transaction NPV; or

(b)	Transaction Nominal

as determined for each of the amounts owed under any agreement documenting the relevant Finance Contract separately and aggregated between all agreements documenting the Finance Contract.

“Minimum Collateral Value for each capped Guarantee Contract” means the percentage of collateral indicated in Schedule B as applicable for each capped Guarantee Contract multiplied by the Maximum Guaranteed Amount.

“Minimum Collateral Value for each Non-capped Guarantee Contract” means the percentage of collateral indicated in Schedule B as applicable for each Non-capped Guarantee Contract multiplied by the Outstanding Amount of the Guaranteed Loan.

“Minimum Collateral Value for each Other Exposure” means the percentage of the Outstanding Amount of the relevant Other Exposure agreed between SANTANDER and the BANK from time to time and included in Schedule B.

“Minimum Single Currency Collateral Value” means, in respect of all Finance Contracts, Guarantee Contracts and Other Exposures expressed in the same currency, the sum of the Minimum Collateral Value for each Finance Contract, the Minimum Collateral Value for each capped Guarantee Contract, the Minimum Collateral Value for each Non-capped Guarantee Contract and the Minimum Collateral Value for each Other Exposure, as calculated and determined by the BANK at the time of such calculation.

“Officer’s Certificate” means a certificate signed by duly authorised representatives of the PLEDGEE.

“Other Exposures” means any liabilities assumed by SANTANDER under certain letters of credit issued to the BANK or under certain other contracts, project financing documentation and/or other instruments (including, but not limited to, covered bonds, cédulas hipotecarias, cédulas territoriales and call and put options) as listed in Part 3 of Schedule B, as such list may be amended pursuant to Article 2.05.

“Outstanding Amount” means, at any moment in time, (i) in respect of a Finance Contract, the amount of principal outstanding of each disbursement under that Finance Contract, or (ii) in respect of a loan guaranteed under a Guarantee Contract the amount of principal outstanding under that loan (the “Outstanding Amount of the Guaranteed Loan”), or (iii) in respect of any Other Exposure the amount of principal outstanding under the covered bond, securitisation bond or any other debt instrument or under the loan or debt instrument guaranteed by the letter of credit, the purchase price of the option, or the maximum liability for SANTANDER under any other instrument, provided that if in connection with one single Project there is a covered bond and a put option on that same covered bond, the aggregate Outstanding Amount in respect of both instruments shall be the highest of the two Outstanding Amounts.

“Pledge” shall have the meaning ascribed to it in Article 2.01 hereunder;

“Restricted Securities” means American depositary receipts issued by Banco Santander (Brasil).

“Secured Obligations” means the actual, contingent, present or future obligations, moneys and liabilities (including, without limitation, principal, interest, commissions, fees and other charges) now or hereafter due, owing or incurred to the BANK by SANTANDER under the Finance Contracts or the Guarantee Contracts or the Other Exposures;

“Single Pledgor Pledged Account Terms and Conditions” means the Single Pledgor Pledged Account Terms and Conditions, 2011 Edition - as amended from time to time -, accepted by the BANK, SANTANDER and Euroclear Bank for as long as the Collateral is kept in the Euroclear System;

“Specification Notice” has the meaning as ascribed to it under Article 2.05;

“Terms and Conditions Governing Use of Euroclear” means the Terms and Condition Governing the Use of Euroclear, 2010 Edition - as amended from time to time;

“Transaction NPV” means the aggregate, as calculated by the BANK from time to time, of the net present value of all future cash flows of the agreements documenting the relevant Finance Contract, and for each agreement separately, discounted by a discount rate established by the BANK by reference to a curve of the mid-market rates for money market deposit and swaps, as defined by the BANK on each day such a calculation is made by the BANK; provided that any future interest cash-flows with respect to floating rate tranches disbursed by the BANK under any agreement documenting the relevant Transaction shall be calculated by the BANK by reference to forward rates derived from the relevant mid-market rates for money market deposit and swaps, as defined by the BANK;

“Transaction Nominal” means the nominal value of the Outstanding Amount under each Finance Contract, identified separately for each agreement under such Finance Contract; and

“Transfer of Title” shall have the meaning ascribed to it under Article 2.01 hereunder.

1.01	Terms defined in the CSA

This Agreement is the “Collateral Agreement” and the Collateral Accounts are the “Collateral Taker’s Account” referred to in the CSA.

ARTICLE 2

Collateral

2.01	Collateral Accounts

To secure the full, complete and timely payment and discharge to the BANK of the Secured Obligations, the PLEDGORS, acting on a joint and several basis, hereby:

(a) grant to the BANK, and the BANK accepts, a first ranking security interest (“gage / nantissement”) (the “Pledge”) in the Collateral Securities, and

(b) confirm that title to any Collateral Cash from time to time credited to the Collateral Cash Account is transferred to the BANK for security purposes (the “Transfer of Title”) pursuant to the Single Pledgor Pledged Account Terms and Conditions.

The Parties hereby acknowledge and confirm that the Pledge and the Transfer of Title created under this Agreement is governed by the Financial Collateral Law and that for the purpose of perfecting and administering this Pledge, SANTANDER and the BANK have entered into the Single Pledgor Pledged Account Terms and Conditions and the

CSA with Euroclear Bank. The Collateral Accounts shall be subject to and governed by this Agreement, the CSA, the Single Pledgor Pledged Account Terms and Conditions and the Terms and Conditions Governing Use of Euroclear as in force from time to time.

For the avoidance of doubt, any cash proceeds resulting from the sale, redemption, payment or exchange of the Collateral Securities shall be transferred to the Collateral Cash Account and shall thereafter be considered as Collateral Cash.

2.02	Minimum Collateral Value

1.	The PLEDGORS shall ensure –on a joint and several basis- that the Collateral Value at any time when the Pledge and the Transfer of Title is in full force and effect shall be not less than the Minimum Collateral Value.

The Parties confirm that the Collateral Cash forms part of the Collateral, but that the Collateral Cash’s Value does not form part of the Collateral Value and that the Collateral Cash’s Value shall hence not be taken into account for the purpose of testing compliance with the Minimum Collateral Value requirement under this Article 2.02.

2.	The PLEDGORS shall at all times ensure –on a joint and several basis- that SANTANDER holds sufficient and adequate securities and cash in its Collateral Giver’s Account, that it gives Euroclear Bank timely and appropriate notices for any Manual Operation, if applicable, and generally that it takes all appropriate action, in order to enable Euroclear Bank to effect transfers of Collateral Securities and Collateral Cash to the Collateral Taker’s Account in accordance with the requirements of the CSA (capitalised terms used in this Article 2.02, section 2, have the meaning defined in the CSA). SANTANDER shall not, save with the BANK’s prior written consent, withdraw any authorisation given by it to Euroclear Bank under the CSA.

3.	The Parties shall provide Euroclear Bank with all initiation, increase or decrease notices of Intended Transaction Amounts (as defined in the CSA) as may be required to give effect to this Article 2.02 and to any determination of, or change in, the amounts of the Minimum Collateral Value in accordance with this Agreement. The Parties shall provide Euroclear Bank with increase or decrease notices of Intended Transaction Amounts (as defined in the CSA) every time the amount of Minimum Collateral Value deviates more than EUR 1,000,000.00 (or its equivalent in any other currency or currencies) from the amount notified to Euroclear Bank under the CSA.

4.	The Parties hereby agree that the provision of additional Collateral in accordance with this Article 2.02 shall not affect the continuity nor constitute a release of the Pledge nor of the Transfer of Title granted hereunder. As from the date of provision of additional collateral in accordance with this Article 2.02, all references to Collateral in this Agreement will be deemed to include such additional collateral.

2.03	Duration

The Pledge and the Transfer of Title constituted hereby shall remain valid and in full force and effect until all of the following conditions have been fulfilled:

(a)	all obligations, moneys and liabilities of SANTANDER owed to the BANK under the Secured Obligations shall have been validly paid and fully and finally discharged; and,

(b)	all of the PLEDGORS’ obligations under this Agreement shall have been fully and finally discharged.

Upon the above conditions having been fulfilled to the BANK’s satisfaction, this Agreement, the Pledge and the Transfer of Title created hereby shall terminate and the BANK shall release to the PLEDGORS the Collateral Securities and the Collateral Cash then credited to the Collateral Accounts in accordance with Article 4.01.

2.04	Reporting Requirements

The PLEDGORS acknowledge that the BANK has entered into this Agreement on the assumption that it will receive from Euroclear Bank reports as contemplated in the CSA. If the BANK does not receive such reports from Euroclear Bank as aforesaid, the PLEDGORS shall (unless the failure to deliver such reports is due solely to technical or administrative reasons and is remedied to the satisfaction of the BANK within three (3) Business Days after the due date), within thirty (30) days of notice in writing from the BANK to this effect, provide to the BANK with any security interest or guarantee replacing the Pledge and the Transfer of Title created by this Agreement in a manner, form and substance acceptable to the BANK.

2.05	Subsequent specification of Secured Obligations

The Parties hereto may agree, from time to time, (i) to amend the scope of the Secured Obligations by adding or removing Finance Contracts and/or Guarantee Contracts and/or Other Exposures from the list set out in Schedule B to this Agreement, and/or (ii) to amend the amounts or the calculation of the Minimum Collateral Value set out in Schedule B to this Agreement. For such purpose, the BANK and the PLEDGORS shall agree on a specification notice (the “Specification Notice”) in which (i) an updated version of the relevant list, as agreed by the Parties, of Finance Contracts and/or Guarantees and/or Other Exposures contained in Schedule B hereto shall be attached; and/or (ii) an updated version of the amount or calculation of the Minimum Collateral Value contained in Schedule B hereto shall be attached. A form of such Specification Notice is attached in Schedule C hereto.

The PLEDGORS shall sign the Specification Notice promptly, but, in any event, not later than seven (7) Business Days from receipt and return it to the BANK without delay. The amendment to the scope of the Secured Obligations and to the Minimum Collateral Value shall apply and take effect upon receipt by the BANK of the Specification Notice as countersigned and acknowledged in writing by the PLEDGORS in the form set out in Schedule C hereto. As of the date of receipt of the confirmation by the BANK, (i) the Secured Obligations shall include for all purposes hereunder all obligations, moneys and liabilities owing or incurred to the BANK by SANTANDER under the Finance Contracts, the Guarantee Contracts and Other Exposures specified on the relevant list attached to the Specification Notice; and/or (ii) the Minimum Collateral Value shall be the amount calculated as specified in the Specification Notice for all purposes hereunder. The Parties shall notify Euroclear Bank in accordance with the section 3 of Article 2.02.

For the avoidance of doubt, the specification of the scope of the Secured Obligations and the calculation of the Minimum Collateral Value is not intended to and shall, under no circumstances, be considered as a novation of this Agreement, the Pledge, the Transfer of Title and any other security interest created pursuant hereto shall continue in existence subject only to the amendment of the Secured Obligations.

For further avoidance of doubt, the proceeding set out in this Article 2.05 applies only to: (i) the addition and/or removal of Finance Contracts and/or Guarantee Contracts and/or Other Exposures from the list set out in Schedule B to this Agreement and (ii) the calculation of the Minimum Collateral Value set out in Schedule B to this Agreement. It does not apply to changes made by the BANK to the information relating to each Guarantee Contract and/or to each Other Exposure listed respectively in Part 2 and Part 3 of Schedule B (including, but not limited to, the Outstanding Amount or the Loan Net Present Value of each Finance Contract, Guarantee Contract or Other Exposure). This information may be modified from time to time by the BANK.

ARTICLE 3

Substitution of Collateral Securities and/or Collateral Cash

3.01	Voluntary Substitution

(a)	As long as no triggering event under Article 5.01 has occurred and is continuing, SANTANDER shall have the right to deliver a notice to Euroclear Bank to substitute all or part of the Collateral with other Eligible Collateral. The BANK hereby consents to any such substitution being effected by Euroclear Bank, subject to section 3 of this Article 3.01.

(b)	Pursuant to the CSA, Collateral may be substituted by Euroclear Bank, in accordance with the provisions of the CSA.

(c)	Substitutions under this Article 3.01 will occur simultaneously. The withdrawal of the Collateral from the Collateral Accounts will be made by Euroclear Bank against simultaneous crediting of the new Eligible Collateral to the Collateral Accounts. Following such substitution, the Collateral Value of all Collateral will be at least equal to the Minimum Collateral Value.

(d)	The Parties hereto agree that a substitution of Collateral in accordance with this Article 3.01 shall not affect the continuity nor constitute a release of the Pledge or the Title of Transfer granted hereunder (except in respect of the particular securities or cash substituted) and all Collateral which is from time to time standing to the credit of the Collateral Accounts shall remain subject to this Pledge and the Transfer of Title. As from the substitution in accordance with this Article 3.01, all references to Collateral in this Agreement will be deemed to include the new collateral and to exclude the substituted collateral.

3.02	Mandatory Substitution of Restricted Securities

If following a Confirmation Date, the BANK is not provided with a NY Counsel Confirmation and a Depositary Confirmation within five (5) days thereafter, the PLEDGORS covenant and agree to immediately (and in any case, no later than five (5) days following the BANK’s request):

(i)	substitute the Restricted Securities by other Eligible Collateral; or

(ii)	cause the issuer of the Restricted Securities to (i) register the Restricted Securities under the United States Securities Act of 1933, as amended, for sale by the PLEDGEE pursuant to this Agreement (it being understood that any such registered sale would be subject to customary blackout periods) and (ii) instruct the Depositary to remove any restrictive legend from the Restricted Securities upon the sale of such Restricted Securities pursuant to the applicable registration statement.

3.03	Margin adjustment and cash substitution

Pursuant to the CSA, margin adjustments and cash substitutions will be carried out by Euroclear Bank in accordance with the provisions of, and the procedures set out in the CSA in order to, respectively, (i) maintain the Collateral Value at the level of the Minimum Collateral Value; and (ii) substitute Eligible Securities for Collateral Cash on every Business Day. SANTANDER shall deliver without delay any appropriate notice to Euroclear Bank in accordance with the provisions of the CSA in order to give effect to the provisions of this Article 3.03.

The PLEDGORS will ensure that sufficient Eligible Collateral is available to Euroclear Bank at all times to make such margin adjustments and cash substitutions as required in order to maintain the Collateral Value at the level of the Minimum Collateral Value.

The Parties hereby agree that the provision of additional collateral in accordance with this Article 3.03 shall not affect the continuity nor constitute a release of the Pledge or the Transfer of Title granted hereunder. As from the date of provision of additional collateral in accordance with this Article 3.03, all references to Collateral in this Agreement will be deemed to include such additional collateral.

ARTICLE 4

Discharge – Use of Collateral

4.01	Discharge

Without prejudice to Article 3.01 (Substitution) above, this Pledge and the Transfer of Title shall be discharged by, and only by, the express release thereof granted by the BANK in writing.

The BANK shall grant an express release of this Pledge and the Transfer of Title, without delay upon demand in writing of the PLEDGORS as soon as all Secured Obligations shall have been finally and unconditionally discharged in full or have otherwise been reduced to zero and there is no possibility, in the BANK’s opinion, of any further Secured Obligation coming into existence or re-entering into existence (including, but not limited to, under insolvency hardening periods). Forthwith upon such release being granted, the BANK shall notify Euroclear Bank of the release of this Pledge and the Transfer of Title and authorise Euroclear Bank to transfer any Collateral remaining in the Collateral Accounts to such account as the PLEDGORS may designate.

To the extent permitted by law, any release of this Pledge and the Transfer of Title shall be null and void and without effect if any payment received by the BANK and applied towards satisfaction of all or part of the Secured Obligations:

(a)	is avoided or declared invalid as against the creditors of the maker of such payment;

(b)	becomes repayable by the BANK to a third party; or

(c)	proves not to have been effectively received by the BANK.

4.02	Use of Collateral

The PLEDGORS grant to the BANK, who accepts, a right of utilisation in respect of the Collateral Securities. Each of the PLEDGORS and the BANK agree that the right of utilisation includes the right to (re)-pledge the Collateral Securities, to transfer title to the Collateral Securities by way of security, to on-lend/re-hypothecate the Collateral Securities and/or to transfer the Collateral Securities in any other manner in its broadest sense (including, but not limited to, by any securities lending agreement or repurchase agreement) to one or several account(s) whether or not in the Euroclear System.

In the case of exercise of the right of utilisation in respect of the Collateral Securities and without prejudice to the provisions of Article 3.01 and Article 5 below, the BANK shall cause Equivalent Securities to be transferred to the Collateral Securities Account, in replacement of the original Collateral Securities no later than the date when the Secured Obligations become due and payable.

By way of exception, in case of Collateral Securities that are Restricted Securities, the provisions under this Article 4.02 shall not apply.

ARTICLE 5

Enforcement

5.01	Triggering events

Upon the occurrence of (i) any failure by SANTANDER to timely fulfil any of its payment obligations under any of the Secured Obligations, including accelerated payment obligations arising from non-payment defaults under such Obligations or arising as a result of the exercise of the BANK of the relevant put option under any Other Exposure; or (ii) except in the case of Collateral Securities in the form of Restricted Securities, any material breach of this Agreement, the CSA, the Terms and Conditions Governing Use of Euroclear or the Single Pledgor Pledged Account Terms and Conditions by the PLEDGORS, the BANK may enforce this Pledge and the Transfer of Title or any part thereof in accordance with Article 5.02. For the avoidance of doubt, a default in respect of a Secured Obligation may trigger the enforcement of this Pledge and the Transfer of Title even if such Secured Obligation was not taken into account for the calculation of the Minimum Collateral Value.

5.02	Enforcement

Upon the occurrence of an event set out in the preceding Article 5.01 the BANK may, without having to secure any consent and/or acknowledgment from the PLEDGORS or any other person, immediately at its discretion, enforce the Pledge and the Transfer of Title and/or, totally or partially:

(a)	apply the Collateral Cash towards the satisfaction of the Secured Obligations; and/or,

(b)	in respect of Collateral Securities listed on a stock exchange or traded on a regulated marked which operates regularly and is recognised and open to the public (“Regulated Market”), cause the sale thereof on the stock exchange or on the aforesaid market through the intermediation of a person whom it may designate. The sale shall be made at the price obtained by the BANK on the stock exchange or Regulated Market for the relevant Collateral Securities. The BANK shall in its absolute discretion reasonably determine the time at which the sale shall take place, and whether the Collateral Securities shall be sold collectively or in fractions. If the relevant Collateral Securities are listed on more than one stock exchange, and/or dealt in or more than one Regulated Market, the BANK shall at its discretion determine the stock exchange or Regulated Market on which it shall proceed to the sale; and/or,

(c)	in respect of any Collateral Securities not listed or quoted on a stock exchange nor traded on a Regulated Market, cause the sale thereof on the Madrid, London or Luxembourg Stock Exchanges (at the BANK’s discretion), by public auction held by a public officer designated by the BANK; and/or,

(d)	present the Collateral Securities for redemption to the relevant issuer, which redemption shall be done at the price offered for redemption by the issuer; and/or

(e)	appropriate the Collateral Securities. The BANK shall in its absolute discretion reasonably determine the time at which the appropriation shall take place. The appropriation will be done at the Collateral Securities’ Value of the relevant Collateral Securities; and/or

(f)	withdraw any authorisation given to Euroclear Bank pursuant to the CSA to operate any transfer to or from the Collateral Accounts; and/or

(g)	use any other enforcement method permitted by law.

provided, however, that in the event that the Pledge is enforced pursuant to this Article 5.02 and Restricted Securities are sold in accordance with the provisions hereof, the PLEDGEE shall deliver to the PLEDGOR an Officer’s Certificate, which shall: (i) state that SANTANDER has defaulted in a payment obligation under a Secured Obligation, (ii) state that the PLEDGEE intends to enforce the Pledge by selling pursuant to Article 5.02 of this Agreement and for its own account a number of Restricted Securities determined by the PLEDGEE pursuant to this Agreement, and (iii) reaffirm as of the date of such sale the representations and warranties of the PLEDGEE included in Article 8 of this Agreement as if made on the date of such sale.

5.03	Application of cash and proceeds of sale

In case of enforcement, the Collateral Cash and the appropriation value or the proceeds of any sale or other disposal of all or any part of the Collateral Securities, net of all costs, charges and taxes incurred by the BANK by reason of such appropriation, sale or disposal, shall be applied by the BANK in payment of the Secured Obligations. The remaining cash, if any, after payment of the Secured Obligations that are due and payable, shall be considered as Collateral Cash and transferred to the Collateral Cash Account if the Secured Obligations have not been finally discharged in accordance with Article 4.01 (Discharge of the Pledge).

ARTICLE 6

Exchange rates

For the purposes of converting into Euro or into another currency any relevant amounts under the Agreement, the BANK shall use the latest relevant rate(s) of exchange published by the European Central Bank, failing which the BANK may choose any other source for the exchange rates.

ARTICLE 7

Representations and warranties of the PLEDGORS

Each of the PLEDGORS represents and warrants to the BANK that:

(a)	it is the legal and beneficial owner of, and has good and marketable title to, the Collateral, which is not subject to any encumbrance whatsoever except the security created by this Agreement;

(b)	it has full corporate power, capacity and authority to enter into this Agreement, to grant a valid and effective a first ranking security interest (“gage / nantissement”) over the securities and a transfer of title over the cash (it being understood that the securities and the cash make up the Collateral) pursuant to this Agreement, and to perform its obligations hereunder;

(c)	there are no prior encumbrances or any agreement purporting to grant to any third party an encumbrance on the property or assets of the PLEDGORS that would include the Collateral;

(d)	the Authority of Signatories for the PLEDGORS attached as Schedule A is valid and in force and the individuals named therein have full power and authority to validly bind the PLEDGORS;

(e)	this Agreement creates valid, binding and enforceable obligations for the PLEDGORS and creates a valid, binding and enforceable first ranking security interest over the Collateral;

(f)	the execution and delivery of, the performance of its obligations under and compliance with the provisions of this Agreement do not and will not: (i) contravene or conflict with any Spanish, Brazilian or Belgian applicable law, statute, rule or regulation, or any judgement, decree or permit to which it is subject; and (ii) contravene or conflict with any provision of its charter and by-laws;

(g)	it owns, or will at the time of their being credited to the Collateral Accounts own, the Collateral free and clear of any encumbrances other than the Pledge and the Transfer of Title created hereunder;

(h)	there is no floating charge (gage sur fonds de commerce / pand op handelszaak) or similar foreign law security in existence on the business of the PLEDGORS;

(i)	the entry into this Agreement, the granting of the Pledge and the Transfer of Title and the performance of any rights and obligations hereunder are in conformity with its corporate object;

(j)	the Collateral Securities are legally and validly existing and enforceable against the issuer in accordance with their terms;

(k)	this Agreement and performance of the PLEDGORS’ obligations thereunder does not violate any contractual or other obligation binding upon the PLEDGORS or any law to which the Collateral or the PLEDGORS is or are subject, as applicable;

(l)	neither this Agreement nor the Pledge nor the Transfer of Title needs (or should preferably) be registered or recorded in Spain or Brazil in order to be legal, valid, binding and enforceable against the PLEDGORS and/or third parties, including an insolvency administrator;

(m)	it has not taken any corporate action, nor have any other steps been taken or legal proceedings been started or threatened against the PLEDGORS, for bankruptcy, insolvency, liquidation, reprieve from payment, controlled management, fraudulent conveyance, general settlement or composition with creditors, reorganisation debt discharge, dissolution, interim injunction, court or other involuntary enforcement, public auction or similar proceedings or actions under applicable laws affecting the rights of creditors generally or for the appointment of an insolvency receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of such company or of any or all of their assets or revenues.

(n)	the Pledge is a bona fide pledge and it is not being entered into in the expectation that the Pledge will be enforced or that SANTANDER will default upon any of the Secured Obligations;

(o)	SANTANDER is, and expects to continue to be while the Secured Obligations are outstanding, financially able to perform its obligations under the Secured Obligations;

(p)	the Secured Obligations in connection with which the Pledge was entered into provide for full recourse against SANTANDER and all obligors thereunder;

(q)	the issuer of any Collateral Securities that are Restricted Securities is, and has been for a period of at least 90 days immediately before the date of this Agreement and on each date on which Restricted Securities are pledged hereunder, subject to the reporting requirements of section 13 or 15(d) of the United States Securities Exchange Act of 1934 (the “Exchange Act”) and has filed all required reports under section 13 or 15(d) of the Exchange Act, as applicable, during the 12 months preceding the date of this Agreement (or for such shorter period that the Issuer was required to file such reports), other than Form 8-K reports;

(r)	any Collateral Securities that are Restricted Securities were acquired by the PLEDGORS directly from the issuer or predecessor issuer of such securities or from an Affiliate of such issuer, in a private transaction on or prior to October 1, 2011 and full purchase price or other consideration was paid or given by the PLEDGORS and the PLEDGORS took and have retained full risk of economic loss thereon;

(s)	no consent of the issuer of any Collateral Securities that are Restricted Securities is required to effect the Pledge of such securities or for the enforcement of such Pledge pursuant to Section 5.02 of this Agreement. Each of the PLEDGORS confirms that the Pledge will not violate, and, in the event that the Pledge is enforced pursuant to Section 5.02 of this Agreement and Collateral Securities that are Restricted Securities are sold in accordance with the provisions hereof, such enforcement and sale by the PLEDGEE is not restricted in any manner by, any insider trading or other policy or rule of the issuer of such Securities, or by any agreement between the PLEDGORS and the issuer of any Collateral Securities that are Restricted Securities;

(t)	each of the PLEDGORS acknowledges that NY Counsel will rely on its respective representations and agreements set forth in this Article 7 in connection with the issuance of the NY Counsel Opinion confirming that no registration under the United States Securities Act of 1933 is required with respect to the sale pursuant to this Agreement of Collateral Securities that are Restricted Securities; and

(u)	any default by SANTANDER under any Secured Obligation will be a bona fide default and not an intentional means of facilitating the disposition of any Collateral Securities that are Restricted Securities.

GES represents, warrants and undertakes to the BANK that:

(a)	it has received from SANTANDER, in contemplation of the establishment of this pledge, benefits commensurate to GES’ undertakings and exposure hereunder, and this pledge is granted, among others, by reason of such benefits (but GES agrees that the absence or inadequacy of such benefits would not affect the validity of this pledge);

(b)	in granting this pledge, GES has relied exclusively on its own analysis of SANTANDER’s creditworthiness and financial position, and it has not relied on the BANK in this respect. GES waives any claim that the BANK would wrongfully have extended or maintained credit to SANTANDER;

(c)	GES and SANTANDER have agreed between themselves upon an appropriate contractual recourse in the case of an enforcement of this pledge, and GES does not expect to rely on any subrogation in the rights of the BANK in this respect.

(d)	GES shall follow up for its own account the creditworthiness and the financial situation of SANTANDER and the situation and performance of the Secured Obligations, and shall not rely on the BANK in this respect.

These representations and warranties shall be deemed to be repeated from time to time as and when any securities or cash are added to the Collateral.

ARTICLE 8

Representations and warranties of the PLEDGEE

The PLEDGEE represents and warrants, solely in connection with any sale pursuant to this Agreement of Collateral Securities that are Restricted Securities, that:

(a)	the Pledge is a bona fide pledge and was not entered into with the intention of facilitating the disposition of any Collateral Securities that are Restricted Securities;

(b)	the Secured Obligations in connection with which the Pledge was entered into provide for full recourse against SANTANDER and all other obligors thereunder;

(c)	the PLEDGEE is not and has not been for the past 90 days an Affiliate of the issuer of any Collateral Securities that are Restricted Securities; and further as of todays’ date and for the last 90 days:

(i)	has no ability, directly or indirectly, individually or together with any other person, to direct or cause the direction of the management or policies of such issuer or any of its subsidiaries in any respect, nor has it in fact directed or caused the direction of the management or policies of such issuer or any of its subsidiaries in any respect

(ii)	neither it nor any of its Affiliates or representatives serves as an officer or director of such issuer or in any similar capacity;

(iii)	has no agreement or other understanding, written or oral, direct or indirect, with such issuer, any of its directors, officers or employees or any other stockholder of such issuer with respect to its investment in, or any aspect of the business or management of, such issuer;

(iv)	it is not otherwise, directly, or indirectly through one or more intermediaries, in control, controlled by, or under common control with, such issuer; and

(v)	neither it nor any of its Affiliates has any relationship, contractual arrangement or other understanding with such issuer or any director, officer or other affiliate of such issuer with respect to the management or control of such issuer; and

(d)	the PLEDGEE acknowledges that NY Counsel will rely on the PLEDGEE’s representations and agreements set forth in this Article 8 in connection with the issuance of the NY Counsel Opinion confirming that no registration under the United States Securities Act of 1933 is required with respect to the sale pursuant to this Agreement of Collateral Securities that are Restricted Securities.

ARTICLE 9

Covenants

(a)	The PLEDGORS agree to do or cause to be done all such acts and things as shall be necessary to make any disposal, sale or sales or appropriation of any portion or all of the Collateral by the BANK in accordance with this Agreement valid and binding and compliant with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental bodies having jurisdiction over any such disposal, sale or sales or appropriation, all at the PLEDGORS’ expense;

(b)	The PLEDGORS covenant and agree that they shall not dispose of the Collateral, shall not create any other pledge, charge or encumbrance, usufruct (usufruit / vruchtgebruik), option or third party right of any kind in respect of the Collateral (irrespective of whether ranking behind the Pledge and the Title of Transfer created hereby), and shall not permit the existence of any such pledge, charge or encumbrance, usufruct, option or third party right;

(c)	The PLEDGORS covenant and agree that they shall procure that no executory seizure (saisie exécution / uitvoerend beslag) is made on the Collateral, and that any conservatory seizure (saisie conservatoire / bewarend beslag) thereon is lifted within 10 days of its first being made. The PLEDGORS shall forthwith notify the BANK of any such seizure;

(d)	The PLEDGORS covenant and agree that they will assist the BANK in the defence of the BANK’s right, title and security in and to the Collateral and the proceeds thereof against the claims and demands of all persons whomsoever and they will defend the BANK’s right to and security in any other property at any time hereafter pledged to the BANK as Collateral hereunder.

(e)	The PLEDGORS undertake to the BANK that without the prior written consent of the BANK, they will not do or cause or permit to be done anything which may conflict with this Agreement, or adversely affect the interests of the BANK thereunder, the validity or enforceability of this Pledge or the Transfer of Title or the value of the Collateral.

(f)	The PLEDGORS covenant with the BANK that they shall bear the fees and costs of Euroclear Bank related to the opening, management and closing of the Collateral Accounts and without limitation to any action taken in connection with this Agreement and shall have no recourse to the BANK with respect of such payments.

(h)	The PLEDGORS covenant and agree that if in the BANK’s opinion one or more amendments to the CSA, the Single Pledgor Pledged Account Terms and Conditions and the Terms and Conditions Governing Use of Euroclear might impair the proper functioning of the Pledge or the Transfer of Title as established hereunder or adversely affect the BANK’s interests, the PLEDGORS shall on request of the BANK provide equivalent alternative security.

(i)	The PLEDGORS covenant and agree that until the Pledge and the Title of Transfer shall be released by the PLEDGEE, they will (i) immediately inform the PLEDGEE of any distress, attachment, execution or other legal process commenced by a third party in respect of the Collateral Accounts or all or part of the Collateral and the PLEDGORS shall, at its own expense, (ii) promptly notify the PLEDGEE and send it or its attorneys a copy of the relevant attachment or seizure documentation, and (iii) promptly notify the third party or the attorneys acting on behalf of such third party in writing of the PLEDGEE’s interest in the relevant Collateral.

(j)	The PLEDGORS covenant and agree that, without limiting the foregoing, they shall not take any action to interfere with the lawful enforcement of this Agreement by the PLEDGEE.

(k)	The PLEDGORS covenant and agree that at any time when any securities or cash are added to the Collateral Accounts all of their representations and warranties set forth in Article 8 hereof shall be true and correct and that at any time that the Pledge is enforced pursuant to Article 5.02 of this Agreement and Collateral Securities comprising Restricted Securities sold in accordance with the provisions thereof, Representations (p), (r) and (u) of Article 8 shall be true and correct.

(l)	Each of the PLEDGORS further covenants and agrees that upon the sale of Collateral Securities that are Restricted Securities for the account of the PLEDGEE pursuant to this Agreement and the delivery of a legal opinion in the form attached as Annex I to this Agreement confirming that such sale is exempt from registration under the U.S. Securities Act of 1933, as amended, it shall cause the issuer of such Restricted Securities to instruct the Depositary for such Restricted Securities to register the transfer effected by such sale and remove any restrictive legend from such Restricted Securities.

(k)	The PLEDGEE covenants and agrees that it shall not enforce the pledge of any Collateral Securities that are Restricted Securities other than in accordance with Sections 5.02 (b) of this Agreement and in compliance with the United States Securities Act of 1933, as amended, or other applicable law.

ARTICLE 10

Further assurances

The PLEDGORS agree that at any time and from time to time upon the written request of the BANK, the PLEDGORS will execute and deliver such further documents and do such further acts and things as the BANK may reasonably request in order to give effect to this Agreement. Any cost or expense incurred by the BANK in connection with any such further document, act or thing shall be for the account of the PLEDGORS and shall be paid by the PLEDGORS to the BANK promptly upon the latter’s demand.

The Collateral is deposited in the Collateral Accounts and is pledged or transferred by way of security at the risks of the PLEDGORS without any possibility for the BANK to be rendered in any way liable in connection therewith (except for its gross negligence or wilful misconduct). The BANK shall not be liable for the loss or misdelivery of, or damage to, the Collateral, howsoever arising, save to the extent that such loss, misdelivery or damage is proved by the PLEDGORS to have been caused by the gross negligence and/or wilful misconduct of the BANK, and provided that any liability of the BANK shall not extend to consequential loss and shall not in any event exceed the value of the Collateral, or the part of the Collateral, lost, misdelivered or damaged.

ARTICLE 11

Severability

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

ARTICLE 12

No waiver - cumulative remedies

The BANK shall not by any act, delay, omission or otherwise, be deemed to have waived any of its rights or their remedies hereunder and no waiver shall be valid unless in writing, signed by or on behalf of the BANK, and then only to the extent therein set forth. A waiver by or on behalf of the BANK of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the BANK would otherwise have on any future occasion. Neither failure to exercise nor any delay in exercising on the part of the BANK, any right, power or privileges hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law or by the CSA.

ARTICLE 13

Amendments – Conflict with the CSA or the Single Pledgor Pledged Account Terms and Conditions

None of the terms or provisions of this Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by the BANK and the PLEDGORS. This Agreement and all obligations of the PLEDGORS hereunder shall be binding upon the successors and assignees of the PLEDGORS, and shall, together with the rights and remedies of the BANK hereunder, inure to the benefit of the BANK and the successors and assignees thereof.

In case of conflict of any of the provisions of this Agreement with the CSA or the Single Pledgor Pledged Account Terms and Conditions, the provisions of this Agreement shall prevail as between the PLEDGORS and the BANK.

ARTICLE 14

Costs and expenses

The PLEDGORS shall indemnify the BANK on demand against all reasonable costs, charges, liabilities, expenses and other sums (including legal, accountants’ and other professional fees, any banking, transfer or exchange costs, as well as any fees charged to the BANK for the opening, maintenance or closing of the Collateral Accounts and any other amounts invoiced by Euroclear Bank) paid, incurred or debited on account by the BANK in relation to this Agreement and/or any other document referred to in this Agreement, including without prejudice to the foregoing:

(a)	in connection with the negotiation, preparation, execution, stamping, filing, registration and perfection of this Agreement, including, but not limited to, the fees for opening the Collateral Accounts, the documentary duty and the fees and charges of Euroclear Bank in connection with the CSA;

(b)	in connection with any variation, amendment, extension or modification of, or supplement to this Agreement;

(c)	in enforcing, protecting, preserving or realising, or attempting to enforce, protect, preserve or realise, the BANK’s rights under this Agreement, including the registration duty at the rate of 3% of the amount of the enforcement judgment, if applicable; and

(d)	in connection with or contemplation of any proceedings or the recovery or attempted recovery of any Secured Obligations incurred in the execution or implementation of this Agreement.

ARTICLE 15

Assignment

The PLEDGORS may not assign or transfer all or any part of its rights or obligations hereunder. The BANK may assign all its respective rights hereunder. Any successor to or assignee of the BANK shall be entitled to the full benefits hereof.

ARTICLE 16

Evidence

In any legal action arising out of this Agreement, a certificate issued by the BANK as to any amount due to the BANK shall, save in case of manifest error, constitute prima facie evidence of that amount.

ARTICLE 17

Notices

Notices and other communications given hereunder by one party to this Agreement to the other shall be sent by fax and registered mail or courier, with the exception of notices and communications concerning the collateral management related matters in Articles 2.02, 3, 4.01 and 4.02 above which may also be sent by e-mail, to the addresses set out below or to such other address as the addressee shall have previously notified in writing as its new address for such purpose:

- for the BANK:	1) European Investment Bank
100, boulevard Konrad Adenauer
L - 2950 Luxembourg
Luxembourg

2) José Ortega y Gasset 29, 5°
28006 Madrid
España

Notices and communications concerning the NY Counsel Confirmations and Depositary Confirmations:
Att: Head of ESPT-2 and
Head of Legal Department (Spain and Portugal)
100, boulevard Konrad Adenauer
L - 2950 Luxembourg
Luxembourg

Notices and communications concerning the collateral management related matters:
Attn: Financial Risks Department – Derivatives
Tel.: +352 4379 86913/86956
Fax: +352 4379 69396
Email: CollatLoanTre@eib.org

- for the PLEDGORS:	Banco Santander, S.A.

Ciudad Grupo Santander
Avenida de Cantabria s/n
28660 Boadilla del Monte
Spain

Notices and communications concerning the collateral management related matters:

Operations Department
Attn. Silvia Rodriguez de Leon
Tel.: +34 34912893025
Email: silrodriguez@gruposantander.com

Grupo Empresarial Santander, S.L

Ciudad Grupo Santander
Avenida de Cantabria s/n
28660 Boadilla del Monte
Spain

Notices and communications concerning the collateral management related matters:

Operations Department
Attn. Silvia Rodriguez de Leon
Tel.: +34 34912893025

Email: silrodriguez@gruposantander.com

Every notice, request, demand or other communication under this Agreement shall be deemed to have been received:

(a)	if sent by telex, with the relevant answerback appearing at the beginning and the end of the telex, on the day on which transmitted;

(b)	if sent by fax, with a confirmed receipt of transmission from the receiving machine on the day on which transmitted;

(c)	in the case of a notice given by hand, on the day of actual delivery; and

(d)	if sent by registered mail or courier, on the day of reported delivery.

ARTICLE 18

Governing law

This Agreement and its formation and validity shall be governed by and construed in accordance with the laws of Belgium.

ARTICLE 19

Jurisdiction

The PLEDGORS hereby submit to the jurisdiction of the competent courts of Brussels, Belgium, for the purpose of any actions, proceedings or disputes which may arise out of or in connection with this Agreement (“Proceedings”). This submission is made for the benefit of the BANK and shall not limit the right of the BANK to take Proceedings in any other court of competent jurisdiction; nor shall the taking of Proceedings by the BANK in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not, to the extent permitted by applicable law.

ARTICLE 20

Entire agreement

The Recitals and following Schedules and Annexes form an integral part of this Agreement:

•	Schedule A: Authority of Signatories for the PLEDGORS;

•	Schedule B: List of Finance Contracts, Guarantee Contracts and Other Exposures;

•	Schedule C: Form of Specification Notice;

Annexes:

Annex I: Form of NY Counsel Confirmation

Annex II: Form of Depositary Confirmation

ARTICLE 21

Declaration by the Parties

This Agreement is the result of extensive negotiation between the Parties, each of whom was represented by internal counsel, and this Agreement as drafted and executed is to be deemed to have been produced equally by all Parties.

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed on their behalf in four originals in the English language.

This Agreement is executed outside of Belgium.

Signed for and on behalf of
THE EUROPEAN INVESTMENT BANK

/s/ Fernando Torija	/s/ Ignacio Lacorzana

Fernando Torija	Ignacio Lacorzana

Signed for and on behalf of BANCO SANTANDER, S.A.

/s/ Jose Antonio Soler Ramos

Jose Antonio Soler Ramos

Signed for and on behalf of
GRUPO EMPRESARIAL SANTANDER, S.L.

/s/ Ana Cueto Gómez	/s/ Carmen Alonso Peña
Ana Cueto Gómez	Carmen Alonso Peña